Exhibit 10.1
Superconductor Technologies Inc.
Management Incentive Plan
(July 24, 2006)

I	Plan Objective
     The Management Incentive Plan (the “MIP”) is an annual bonus program designed to reward eligible participants for achievement of the financial, operational and strategic objectives of Superconductor Technologies Inc. (the “Company”).

II	Plan Administrator
     (a) The MIP shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company. The Committee may delegate responsibility regarding the grant and administration of awards with respect to participants other than the executive officers (as such term is defined in Rule 3b-7 of the SEC’s Regulations promulgated under the Securities Exchange Act of 1934, as amended). The term “Plan Administrator” as used herein shall mean the Committee or its designee.
     (b) The Plan Administrator shall have full authority to establish the rules and regulations relating to the MIP, to interpret the MIP and those rules and regulations, to approve participants in the MIP, to determine each participant’s target award, to approve all of the awards, to decide the facts in any case arising under the MIP and to make all other determinations, including factual determinations, and to take all other actions necessary or appropriate for the proper administration of the MIP, including the delegation of such authority or power, where appropriate; provided, however, that only the Committee shall have authority to amend or terminate the MIP and the Plan Administrator shall not be authorized to increase the amount of the award payable to a participant that would otherwise be payable pursuant to the terms of the MIP. The Plan Administrator’s administration of the MIP, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company and all employees of the Company, including the participants in the MIP and their respective beneficiaries.

III	Eligibility
     Subject to such limitations or restrictions as the Plan Administrator may impose, the individuals eligible to participate in the MIP shall be regular employees in senior management roles for the Company and its subsidiaries in all locations.

     The Plan Administrator shall approve the individuals who shall participate in the MIP for each Plan Year. A person who joins the Company after September 30 will not be eligible to participate in the Plan until the following year.

IV	Performance Goals
     (a) For each Plan Year for which awards are to be made under the MIP, the Committee will pre-establish the performance goals to be achieved in order for any awards to be payable for that Plan Year and the threshold, target and maximum amounts that may be paid if the performance goals are met.
     (b) The performance goals for MIP participants will be based on one or more financial, operational and strategic criteria determined annually by the Committee. The following is a non-exclusive list of possible criteria:
•	Net income (before or after taxes) or operating income;

•	EBITDA (earnings before interest, taxes, depreciation and amortization);

•	Sales or revenue targets;

•	Cash flow or free cash flow (cash flow from operations less capital expenditures);

•	Implementation, completion or progress of projects, processes, products or product-lines strategic or critical to the Company’s business operations;

•	Growth in sales of products or product lines;

•	Any combination of, or a specified increase in, any of the foregoing.
     Each of these measures will be defined by the Plan Administrator on a corporation, subsidiary, group or division basis and may include or exclude specified extraordinary items, as determined by the Plan Administrator.

V	Target Bonus Levels
     (a) The Plan Administrator shall approve the performance goals for each participant which may be based on the Company’s achievement of specified targets. The Plan Administrator will also approve individual performance goals for each participant. The Plan Administrator will approve the threshold, target and maximum bonus levels for each participant in the MIP that will be paid upon the attainment of specified performance goals.
     (b) Each participant will earn an award for a Plan Year based on the achievement of the performance goals established under the Plan. The Plan Administrator may adjust, upward or downward, the award for each participant, based on the Plan Administrator’s determination of the participant’s achievement of personal and other performance goals approved by the Plan Administrator and other factors as the Plan Administrator determines.
     (c) Unless determined otherwise by the Plan Administrator, the target bonus amounts will be expressed as a dollar amount. In no event may the bonus paid to a participant for a Plan Year exceed 200% of the participant’s target bonus for the Plan Year.

VI	Payment of Bonuses
     (a) The Plan Administrator shall certify and announce to the participants the awards that will be paid by the Company as soon as practicable following the final determination of the Company’s financial results for the Plan Year. Payment of the awards certified by the Plan Administrator shall be made as soon as practicable following such certification. Payments shall be made either (a) in a single lump sum cash payment or (b) through the granting or vesting of equity awards under the Company’s 2003 Equity Incentive Plan or any successor plan. Solely for the purpose of testing compliance with any provision or limitation set forth in the MIP, the value of an equity award shall be determined in accordance with Statement of Financial Accounting Standard No. 123R, Share Based Payment, as in effect at the time of such testing.
     (b) Participants must be employed on the last day of the Plan Year to be eligible for an award from the MIP, except as described in subsections (c) and (d) below.
     (c) Participants who terminate employment prior to the last day of the Plan Year will not be eligible for any award payment for the Plan Year. However, the Plan Administrator shall have the discretion to authorize a full or partial payment of the bonus to which the participant would have actually become entitled had such individual continued in employee status through the payment date, should such participant’s employment terminate prior to such date by reason of his or her death, disability, retirement, or involuntary termination due to a reduction in force, departmental reduction or job reduction that occurs after at least six months of service during the Plan Year. The bonus amounts in these cases will be based on the achievement of the performance goals for the Plan Year and the participant’s actual level of individual performance. The awards may be prorated based on the period calculated from the date when the individual became eligible for the MIP to the date of termination. Payment will be made in a single payment at the same time as all other awards for the Plan Year are distributed.
     (d) In the case of the death of a participant, any award payable to the participant shall be paid to his or her beneficiary. For this purpose, the Company will use the beneficiary named under the Company-sponsored life insurance plan. If no life insurance beneficiary is designed, the beneficiary will be the decedent’s estate.
     (e) The Plan Administrator may establish appropriate terms and conditions to accommodate newly hired and transferred employees.

VII	Changes to Performance Goals and Target Awards
     At any time prior to the final determination of awards the Plan Administrator may adjust the performance goals and target awards to reflect a change in corporate capitalization (such as a stock split or stock dividend), or a corporate transaction (such as a merger, consolidation, separation, reorganization, or partial or complete liquidation), or to reflect equitably the occurrence of any extraordinary event, any change in applicable accounting rules or principles, any change in the Company’s method of accounting, any change in applicable law, any change due to any merger, consolidation, acquisitions, reorganization, stock split, stock dividend, combination of shares or other changes in the Company’s corporate structure or share, or any other change of a similar nature. The Plan Administrator may make the foregoing adjustments with respect to participants’ awards to the extent the Plan Administrator deems appropriate.

VIII	Timing of Distributions; Additional Conditions Applicable To Nonqualified Deferred Compensation Under Section 409A
     Bonus awards under the MIP are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”). Thus, in order to avoid such classification, the Company shall pay all bonuses under the MIP within 2-1/2 months after the end of the fiscal year.
     However, if payment is not made by such date or for any other reason any bonus award under the MIP is determined to constitute a 409A Award, the following additional conditions shall apply and shall supersede any contrary provisions of the MIP or the terms of any agreement relating to such award.
     (a) Distributions. Except as provided in Section VIII(b) hereof, no 409A Award shall be distributable earlier than upon one of the following:
          (i) Specified Time. A specified time or a fixed schedule established in a written instrument evidencing the 409A Award.
          (ii) Separation from Service. Separation from service (within the meaning of Section 409A) by the 409A Award recipient; provided, however, that if the 409A Award recipient is a “key employee” (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) and any of the Company’s stock is publicly traded on an established securities market or otherwise, payment of the 409A Award may not be made before the date that is six months after the date of separation from service.
          (iii) Death. The date of death of the 409A Award recipient.
          (iv) Disability. The date the 409A Award recipient becomes disabled (within the meaning of Section VIII(c)(iii) hereof).
          (v) Unforeseeable Emergency. The occurrence of an unforeseeable emergency (within the meaning of Section VIII(c)(iv) hereof), but only if the payment does not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the payment, after taking into account the extent to which the emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the recipient’s other assets (to the extent such liquidation would not itself cause severe financial hardship).
          (vi) Change in Control Event. The occurrence of a Change in Control Event (within the meaning of Section VIII(c)(i) hereof), including the Company’s discretionary exercise of the right to accelerate vesting of such grant upon a Change in Control Event or to terminate the Plan or any 409A Award granted hereunder within 12 months of the Change in Control Event.
     (b) No Acceleration. The payment of a 409A Award may not be accelerated prior to the time specified in Section VIII(a) hereof, except in the case of one of the following events:
          (i) Domestic Relations Order. The 409A Award may permit the acceleration of the distribution time or schedule to an individual other than the recipient as may be necessary to comply with the terms of a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).
          (ii) Conflicts of Interest. The 409A Award may permit the acceleration of the distribution time or schedule as may be necessary to comply with the terms of a certificate of divestiture (as defined in Section 1043(b)(2) of the Code).
          (iii) Change in Control Event. The Committee may exercise the discretionary right to accelerate the vesting of such 409A Award upon a Change in Control Event or to terminate the Plan or any 409A Award granted thereunder within 12 months of the Change in Control Event and cancel the 409A Award for other compensation.
     (c) Definitions. Solely for purposes of this Section VIII and not for other purposes of the Plan, the following terms shall be defined as set forth below:
          (i) “Change in Control Event” means the occurrence of a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company (as defined in Section 1.409A-3(g) of the proposed regulations promulgated under Section 409A by the Department of the Treasury on September 29, 2005 or any subsequent guidance).
          (ii) “Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.
          (iii) “Disabled” means a participant who (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or its subsidiaries.

          (iv) “Unforeseeable Emergency” means a severe financial hardship to the recipient resulting from an illness or accident of the participant, the recipient’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the recipient, loss of the recipient’s property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the recipient.

IX	Amendment and Termination
     Notwithstanding the above, the Committee, at its sole discretion, may amend, modify or change the MIP or its implementation at any time, including, but not limited to, revising performance targets, form of consideration for bonus payment, bonus multipliers, strategic goals and objectives and actual bonus payments; provided that no such action shall adversely affect any incentive payments previously awarded under the MIP. The Committee may terminate the MIP at any time.

X	Miscellaneous
     (a) The “Plan Year” means the calendar year beginning January 1 and ending December 31.
     (b) Neither the establishment of the MIP, nor any action taken hereunder, shall be construed as giving any participant any right to be retained in the employ of the Company or any of its subsidiaries. Nothing in the MIP, and no action taken pursuant to the MIP, shall affect the right of the Company to terminate a participant’s employment at any time and for any or no reason. The Company is under no obligation to continue the MIP.
     (c) The MIP is not the exclusive means of awarding annual bonuses to participants, and the Committee retains discretionary authority to grant other cash and non-cash bonuses to MIP participants as and when it deems appropriate. The Committee may grant such discretionary bonuses in addition to any bonus earned under the MIP and regardless of whether annual performance goals for a bonus under the MIP have been achieved.
     (d) A participant’s right and interest under the MIP may not be assigned or transferred, except upon death, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the MIP to pay awards with respect to the participant. The Company’s obligations under the MIP may be assigned to any corporation which acquires all of substantially all of the Company’s assets or any corporation into which the Company may be merged or consolidated.
     (e) The MIP shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of awards. The Company’s obligations hereunder shall constitute a general, unsecured obligation; awards shall be paid solely out of the Company’s general assets, and no participant shall have any right to any specific assets of the Company.

     (f) The Company shall have the right to deduct from awards, or require the prior payment of, any and all federal, state and local taxes or other amounts required by law to be withheld.
     (g) The validity, construction, interpretation and effect of the MIP shall exclusively be governed by and determined in accordance with the laws of the State of California.
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